Exhibit 99.1

Processa Pharmaceuticals Names Russell L. Skibsted as
Chief Financial Officer

HANOVER, Md., July 17, 2024 – Processa Pharmaceuticals, Inc. (Nasdaq: PCSA) (Processa or the Company), a clinical-stage pharmaceutical company focused on developing the next generation of chemotherapeutic drugs with improved efficacy and safety, announces the appointment of Russell L. Skibsted as Chief Financial Officer (CFO), effective immediately. Mr. Skibsted succeeds James Stanker, who is retiring and staying on in an advisory role to assist in the transition.

“We are delighted to welcome Russell to Processa’s executive team. His proven record in finance and capital markets combined with a deep understanding of the complexities inherent in the life sciences make him an ideal fit for Processa,” stated George Ng, Chief Executive Officer. “With three decades of highly relevant experience, Russell is a seasoned executive and will be a tremendous asset to the Company as we advance our pipeline through the clinic.”

“I would like to thank Jim for his six years of trusted financial acumen and leadership contribution to the executive team. We look forward to continuing to work with Jim as he supports Processa through this transition period,” Mr. Ng added.

Mr. Skibsted brings to Processa nearly 30 years of experience in the pharmaceutical industry, including expertise in financial management, global business development, capital markets, investor relations and operations. He has worked with public and private life sciences companies at all stages of development. Most recently, he served as Senior Vice President and CFO of Alimera Sciences, a publicly traded, global ophthalmic pharmaceuticals company, which is in the process of being acquired by ANI Pharmaceuticals. Prior to that, he was Executive Vice President, CFO and Chief Business Officer, at Rockwell Medical, a public company that is the second largest supplier of concentrates to hemodialysis clinics in the U.S.

Previously, Mr. Skibsted served as CFO of BioTime, a publicly traded biotechnology company now named Lineage Cell Therapeutics, where he also was CFO at various times for several of BioTime’s public and private subsidiaries, including Agex Therapeutics, OncoCyte Corporation and Asterias Biotherapeutics. Prior to BioTime, Mr. Skibsted served as CFO or Chief Business Officer for several public and private life science companies, including Aeolus Pharmaceuticals, Spectrum Pharmaceuticals and Hana Biosciences.

Earlier in his career, Mr. Skibsted served as Portfolio Management Partner and CFO at Asset Management Company, one of the oldest and most respected venture capital firms in Silicon Valley, and as Vice President for GE Capital Services Structured Finance Group. Mr. Skibsted holds a BA in economics from Claremont McKenna College and an MBA from the Stanford Graduate School of Business.

About Processa Pharmaceuticals, Inc.

Processa is a clinical-stage pharmaceutical company focused on developing the Next Generation Chemotherapy (NGC) drugs to improve the safety and efficacy of cancer treatment. By combining its novel oncology pipeline with proven cancer-killing active molecules and the Processa Regulatory Science Approach, as well as experience in defining Optimal Dosage Regimens for FDA approvals, Processa not only will provide better therapy options to cancer patients but will also increase the probability of FDA approval for its NGC drugs following an efficient path to approval. Processa’s NGC drugs are modifications of existing FDA-approved oncology drugs resulting in an alteration of the metabolism and/or distribution of these drugs while maintaining the existing mechanisms of killing the cancer cells. The Company’s approach to drug development is based on more than 30 years of expertise to efficiently design and conduct clinical trials that demonstrate a positive benefit/risk relationship. The Processa team has a track record of obtaining over 30 indication approvals across almost every division of the FDA. Using its proven Regulatory Science Approach, the Processa Team has experience defining the Optimal Dosage Regimen using the principles of the FDA’s Project Optimus Oncology initiative. The advantages of Processa’s NGCs are expected to include fewer patients experiencing side effects that lead to dose discontinuation, more significant cancer response and a greater number of patients – in excess of 200,000 for each NGC drug – who will benefit from each NGC drug. Processa is currently 1) starting to initiate sites for the Phase 2 study that will identify the optimal dosage regimen for Next Generation Capecitabine (PCS6422 and capecitabine to treat breast, metastatic colorectal, gastrointestinal, pancreatic and other cancers), 2) defining the design of the Next Generation Gemcitabine (PCS3117 to treat pancreatic, biliary, lung, ovarian, breast and other cancers) Phase 2 optimal dosage regimen study to discuss with FDA, and 3) defining the formulation and toxicology program for Next Generation Irinotecan (PCS11T to treat lung, colorectal, gastrointestinal, pancreatic and other cancers).

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Company Contact:

Patrick Lin

(925) 683-3218

plin@processapharma.com

Investor Relations Contact:

Yvonne Briggs

LHA Investor Relations

(310) 691-7100

ybriggs@lhai.com

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